Exhibit 99(d)(6)

EXECUTION COPY

THE OPTIONS AND THE SHARES OF COMMON STOCK SUBSCRIBED FOR BY THIS AGREEMENT AND THE SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE OF SUCH OPTIONS WILL NOT BE REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS AND MAY NOT BE OFFERED OR SOLD UNLESS REGISTERED THEREUNDER OR UNLESS AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE. TRANSFER OF SUCH OPTIONS AND SHARES IS ALSO RESTRICTED BY THE TERMS OF THIS AGREEMENT AND BY THE TERMS OF THE STOCKHOLDERS AGREEMENT WITH SLAP SHOT HOLDINGS CORP.

OPTION ASSUMPTION, CONTRIBUTION AND SUBSCRIPTION AGREEMENT

This OPTION ASSUMPTION, CONTRIBUTION AND SUBSCRIPTION AGREEMENT (this “Agreement”), dated as of January 22, 2006, is entered into by and between Gregory A. Waters, an individual (the “Investor”), and Slap Shot Holdings Corp., a Delaware corporation (“Parent”).

Parent and its wholly-owned subsidiary, SAS Acquisition Corp., a Delaware corporation (“Merger Sub”), have been formed solely for purposes of effectuating the Merger (as defined below) and will engage in no activities other than those incident to the Merger;

Investor currently is (i) a stockholder in The Sports Authority, Inc., a Delaware corporation (the “Company”), the owner of shares of common stock, par value $0.01 per share, of the Company (“Company Shares”) and/or (ii) a holder of options (“Company Options”) to acquire Company Shares;

In connection with that certain Agreement and Plan of Merger, dated as of January 22, 2006 (the “Merger Agreement”), by and among the Company, Parent and Merger Sub, Merger Sub shall merge with and into the Company (the “Merger”), with the Company as the surviving corporation (the “Surviving Corporation”);

Subject to the terms and conditions of this Agreement, Investor desires to (i) make contributions to Parent of Company Shares and/or cash and/or (ii) have Company Options assumed and amended by Parent, in each case, in such amounts as are set forth under the captions “Rollover Shares,” “Cash Contribution” “and Rollover Options,” respectively, on Schedule 1 to this Agreement (upon completion of such Schedule pursuant to Section 1.7 below) and with an aggregate value of not less than the amount set forth under the caption “Aggregate Investment” on Schedule 1 (as it appears on the date hereof, but subject to Section 1.7);

Subject to the terms and conditions of this Agreement, the parties desire that with respect to any Company Shares owned by Investor that are set forth in the final version of Schedule 1 under the caption “Rollover Shares” (the “Rollover Shares”), immediately prior to the Merger, Investor shall contribute such Rollover Shares to Parent (the “Equity Contribution”) in exchange for (i) newly issued shares of common stock, par value $0.01 per share, of Parent (the “Common Shares”) and/or (ii) newly issued shares of (a) series A preferred stock, par value $0.01 per share, of Parent (the “Series A Preferred Shares”) and (b) series B preferred stock, par value $0.01 per share, of Parent (the “Series B Preferred Shares” and, together with the

Common Shares and Series A Preferred Shares, the “Shares”), in each case, in the amount set forth under the caption “Equity Contribution Shares” in the final version of Schedule 1 attached hereto (the Shares received in exchange for the Equity Contribution are referred to herein as the “Equity Contribution Shares”);

Subject to the terms and conditions of this Agreement, the parties desire that with respect to any Company Options owned by Investor that are set forth in the final version of Schedule 1 under the caption ‘‘Rollover Options” (the “Rollover Options”), immediately following the consummation of the Merger, such Rollover Options shall be (i) assumed by Parent (and become exercisable for Common Shares) and (ii) amended, such that, after giving effect to such amendments, the number of option shares and exercise price per option share of such options shall be as set forth under the caption “Amended Options” in the final version of Schedule 1 (such amended options are referred to herein as the “Amended Options”);

Subject to the terms and conditions of this Agreement, the parties desire that with respect to any cash amount that is set forth in the final version of Schedule 1 under the caption “Cash Contribution,” immediately prior to the Merger, Investor shall contribute such amount in cash to Parent (the “Cash Contribution”) in exchange for (i) newly issued Common Shares and/or (ii) newly issued Series A Preferred Shares and newly issued Series B Preferred Shares, in each case, in the amount set forth under the caption “Cash Contribution Shares” in the final version of Schedule 1 (the Shares received in exchange for the Cash Contribution are referred to herein as the “Cash Contribution Shares”);

For United States federal income tax purposes, it is intended that (a) the Equity Contribution and the Cash Contribution, as applicable, taken together with (i) the contribution of securities and/or cash by other investors to Parent, and (ii) the contribution by affiliates of Parent of cash to Parent, will qualify as transfers described in Section 351(a) of the Internal Revenue Code of 1986, as amended (the “Code”), (b) none of the Shares received in connection with those transfers will be treated as other property or money within the meaning of Section 351(b) of the Code, and (c) with respect to the Rollover Options and Amended Options, (i) the amendment and assumption of such Rollover Options not be treated as a taxable event, and (ii) the Amended Options be subject to taxation as options to which Section 421 of the Code does not apply, in accordance with the Treasury Regulations issued under Section 83 of the Code; and

In connection with the consummation of the transactions contemplated by this Agreement and the Merger Agreement, Parent, certain affiliates of Parent, Investor and certain other holders of Company Shares and Company Options will enter into a Stockholders Agreement with terms and conditions substantially similar to those described in Exhibit B-l hereto (the “Stockholders Agreement”).

NOW, THEREFORE, in order to implement the foregoing and in consideration of the mutual representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows.

1.             Option Assumption, Contribution and Subscription.

1.1           Assumption, Contribution and Subscription. The parties hereby agree that the following transactions shall occur and be deemed effective as follows:

(a)           As of the Closing, on the terms and conditions set forth herein, Parent shall issue to Investor, the number and class of Shares (if any) set forth under the caption “Equity Contribution Shares” in the final version of Schedule 1 in exchange for the Equity Contribution by the Investor of the Rollover Shares.

(b)           Immediately following the consummation of the Merger, on the terms and conditions set forth herein, Parent shall assume the Company’s obligations with respect to the Rollover Options (if any) set forth under the caption “Rollover Options” in the final version of Schedule 1 and the terms of such Rollover Options shall be amended as follows:

(i)        such that, after giving effect to such amendments, the number of option shares and exercise price per option share of such options shall be as set forth under the caption “Amended Options” in the final version of Schedule 1;

(ii)      to provide (if not already provided) for the exercise price of such option to be paid by one or more certificates evidencing Shares of any class owned by Investor immediately prior to such exercise, together with a duly executed stock power tendering such Shares with an aggregate fair market value on the date on which the applicable exercise notice is given equal to the aggregate exercise price set forth in such exercise notice; provided that such Shares have been held by Investor for at least six months (or such greater or lesser period required by Parent) or have such other characteristics as are necessary in order to prevent Parent or the Surviving Corporation from incurring an accounting charge on account of the use of such Shares to pay the purchase price (such Shares being referred to hereinafter as “Mature Shares”); and

(iii)     to provide (if not already provided) that, upon exercise, Investor may elect to satisfy any required income and employment tax withholding by having Parent (or any of its affiliates) withhold from the delivery of Common Shares upon such exercise a number of Common Shares with a fair market value (determined in the same manner as is used in computing the amount of gain reported upon such exercise for tax purposes) equal to the amount of such required withholding;

provided, however, that with respect to the amendments described in clauses (ii) and (iii) above, if at the time of exercise of any Amended Option (x) the payment of the exercise price with Mature Shares or (y) the satisfaction of the applicable tax withholding by Parent (or its affiliates) withholding Common Shares would violate any provision of any debt agreement or other material agreement binding on Parent, the Surviving Corporation or any of their subsidiaries), then the applicable amendment shall not be effective as to such Amended Option at such time.

The Amended Options shall be fully and immediately exercisable upon consummation of the transactions described in this Section 1.1(b). An example of the option assumption and amendment mechanics is set forth on Exhibit D hereto.

(c)      As of the Closing, on the terms and conditions set forth herein, Parent shall issue to Investor, the Cash Contribution Shares (if any) in the number and class set forth under the caption “Cash Contribution Shares” in the final version of Schedule 1 in exchange for the Cash Contribution by the Investor (if any). The contributions, subscriptions and amendments described in this Section 1.1 are hereinafter referred to as the “Transactions”).

1.2           Closing. Subject to the satisfaction or waiver of the conditions set forth in Section 1.4, the closing (the “Closing”) of the Transactions shall occur and be deemed effective immediately prior to the closing of the Merger; provided that the assumption and amendment of the Rollover Options described in Section 1.1(b) shall occur and be deemed effective immediately following the consummation of the Merger. The Closing shall take place at the offices Gibson, Dunn & Crutcher LLP located in Los Angeles, California, or such other place determined by the parties.

1.3           Failure to Consummate the Merger. In the event that, after the Transactions have occurred, the Merger is not consummated for any reason whatsoever and the Merger Agreement is terminated, the parties hereto agree that concurrently with the termination of the Merger Agreement, regardless of the price at which the Company Shares are quoted at that time on the New York Stock Exchange or any other national securities exchange on which the common stock of the Company is listed, (i) Parent shall return to Investor the Rollover Shares and Cash Contribution, as applicable, (ii) Investor shall return to Parent the Equity Contribution Shares and Cash Contribution Shares, as applicable, (iii) the proposed assumption of and amendments to the Rollover Options shall be of no further force or effect and (iv) subject to compliance with clause (i) and (ii) above, this Agreement shall be considered null and void and of no further force or effect and no party shall have any liability to the other with respect to this Agreement. For the avoidance of doubt, in such event, Investor shall have no claim against Parent other than the right to receive such Rollover Shares and Cash Contribution, as applicable, upon return of the Equity Contribution Shares and/or Cash Contribution Shares.

1.4           Conditions to Closing. The effectiveness of the Transactions shall be subject to the following conditions unless waived in writing by the party entitled to the benefit of such conditions:

(a)           Merger Agreement Conditions. The conditions to the Merger Agreement shall have been satisfied or waived and the parties to the Merger Agreement shall have represented that they intend to consummate the Merger immediately following consummation of the Transactions.

(b)           Representations and Warranties. All representations and warranties in this Agreement by the Investor and Parent shall be true and correct in all respects on the date when made and on and as of the Closing date with the same effect as if made on and as of the Closing date.

(c)           Covenants and Agreements. Investor and Parent shall have performed or complied in all material respects with all covenants and conditions contained in this Agreement or in any agreement, certificate or instrument to be executed pursuant hereto which are required to be performed or complied with at or prior to the Closing.

(d)           Stockholders Agreement. Investor, Parent and the other parties to the Stockholders Agreement shall have executed and delivered the Stockholders Agreement.

(e)       Employment Agreement Amendment. Investor and Merger Sub shall have executed and delivered to Parent an amendment to the Investor’s employment agreement with the Company, in form attached hereto as Exhibit C hereto.

1.5           Company Deliveries. At the Closing, Parent shall deliver to Investor stock certificates representing the Shares (if any) to be received by Investor pursuant to this Agreement.

1.6           Investor Deliveries. At the Closing, Investor shall deliver to Parent the following:

(a)           certificate(s) evidencing the Rollover Shares (if any), endorsed in blank (or together with duly executed stock powers in form and substance reasonably satisfactory to Parent);

(b)           any documents reasonably requested by Parent with respect to the amendment of the Rollover Options;

(c)           a bank or cashier’s check made out to Parent for the amount of the Cash Contribution (if any); and

(d)           a certificate of Investor confirming the fulfillment of the conditions set forth in Sections 1.4(b) and (c).

1.7           Completion of Schedule 1. The parties acknowledge and agree that Schedule 1 to this Agreement (other than the amount set forth under the caption “Aggregate Investment” on Schedule 1 as it appears on the date hereof) shall be completed and finalized, based on mutual agreement of the parties hereto, prior to the Closing; provided, however, that Parent acknowledges and agrees that the amount set forth under “Aggregate Investment” may be reduced if and to the extent that one or more other members of Company’s management enter into option amendment, contribution and subscription agreements, in substantially the form hereof, that provide for investments in Parent by such persons that, in the aggregate, equal the amount of such reduction.

2.             Representations and Warranties of Parent. Parent hereby represents and warrants to Investor as of the date hereof and as of the Closing Date as follows.

2.1           Organization. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, having full corporate power and authority to own its properties and to carry on its business as conducted.

2.2           Authority. Parent has the requisite corporate power and authority to enter into and deliver this Agreement, perform its obligations herein, and consummate the transactions contemplated hereby. Parent has duly executed and delivered this Agreement. This Agreement is a valid, legal and binding obligation of Parent enforceable against Parent in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity (regardless of whether such enforcement is considered in a proceeding at law or at equity).

2.3           Shares Duly Authorized. All of the Shares to be issued to Investor pursuant to this Agreement, when issued and delivered in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable. All of the Amended Options to be acquired by Investor pursuant to this Agreement, when issued and delivered in accordance with the terms of this Agreement, will be duly authorized. All of the Shares issuable upon exercise of the Amended Options, will upon payment of the exercise price therefore, be duly authorized, validly issued, fully paid and non-assessable.

2.4           Parent. Each of Parent and Merger Sub is a newly formed corporation and, accordingly, has no financial or operating history and, except for liabilities and activities incident to the acquisition of the Company or as contemplated by the Merger Agreement. Neither Parent nor Merger Sub has any liabilities or has engaged in any business activities of any type or kind whatsoever. Each of Parent and Merger Sub has provided to Investor a true and correct copy of its certificate of incorporation and by-laws as in effect on the date hereof, and prior to the Closing, no amendments shall be made to such certificates of incorporation or by-laws (except for (i) any technical corrections and/or (ii) any amendments to the certificate of incorporation of Parent as may be required to designate and describe the Series A Preferred Shares and Series B Preferred Shares).

2.5           Private Offering. No form of general solicitation or general advertising was used by Parent or its representatives in connection with the offer, sale or issuance of the Shares. No registration of the Shares pursuant to the provisions of the Securities Act of 1933, as amended (the “Securities Act”) or any state securities or “blue sky” laws, will be required by the offer, sale or issuance of the Shares.

2.6           Same Securities. Each of the Common Shares, Series A Preferred Shares and Series B Preferred Shares received by the Investor pursuant to this Agreement shall be of the same class and series of stock as each of the Common Shares, Series A Preferred Shares and Series B Preferred Shares, respectively, held by Green Equity Investors IV, L.P., a Delaware limited partnership, and its affiliates and co-investors (collectively, the “Other Investors”) on the Closing Date, and the price per share paid by the Investor for each Common Share, Series A Preferred Share and Series B Preferred Share shall be the same as the price per share paid by the Other Investors for each Common Share, Series A Preferred Share and Series B Preferred Share, respectively, on the Closing Date.

2.7           Capitalization. The capital structure of Parent immediately following the Merger shall be substantially as described in the Financing Letters and/or New Financing Letters (each as defined in the Merger Agreement) delivered pursuant to the Merger Agreement.

2.8           Option Amendments. It is the intention of Parent that the amendments to each Rollover Option (if any) with respect to the number of shares and exercise price per share shall be implemented such that (i) (A) the excess of the aggregate fair market value of the Shares subject to the corresponding Amended Option immediately after the consummation of the

Merger over the aggregate exercise price of such Amended Option will not exceed (B) the excess of the aggregate fair market value of the Company Shares subject to such Rollover Option immediately prior to the consummation of the Merger over the aggregate exercise price of such Rollover Option and (ii) on a share by share comparison, the ratio of the exercise price to the fair market value of the Shares subject to the corresponding Amended Option immediately after the consummation of the Merger will not be greater than the ratio of the exercise price to the fair market value of the Company Shares subject to such Rollover Option immediately before the consummation of the Merger.

3.             Representations and Warranties of the Investor. Investor hereby represents and warrants to Parent as of the date hereof and as of the Closing Date as follows.

3.1           Organization. Investor, if an entity, is duly organized, validly existing and in good standing under the laws of the state of its incorporation or organization, having full power and authority to own its properties and to carry on its business as conducted. Investor, if a natural person, is of legal age, competent to enter into a contractual obligation, and a citizen of the United States of America. The principal place of business or principal residence of Investor is as shown on the signature page of this Agreement.

3.2           Ownership of the Rollover Shares and Rollover Options. Investor is the sole record and beneficial owner of the Rollover Shares and Rollover Options set forth in Schedule 1 hereto, free and clear of any claim, lien, security interest, mortgage, deed of trust, pledge, charge, conditional sale or other title retention agreement, lease, preemptive right, right of first refusal, option, restriction, tenancy, easement, license or other encumbrance of any kind. Neither Investor nor any of its affiliates is a party to, or bound by, any contract, arrangement, agreement, instrument or order (i) relating to the sale, repurchase, assignment, or other transfer of any capital stock or equity securities of the Company or (ii) relating to the receipt of dividends, proxy rights, or voting rights of any capital stock or other equity securities of the Company.

3.3           Authority. Investor has the requisite power and authority to deliver this Agreement, perform Investor’s obligations herein, and consummate the transactions contemplated hereby. Investor has duly executed and delivered this Agreement and has obtained the necessary authorization to execute and deliver this Agreement and to perform Investor’s obligations herein and to consummate the transactions contemplated hereby. This Agreement is a valid, legal and binding obligation of Investor enforceable against Investor in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity (regardless of whether such enforcement is considered in a proceeding at law or at equity).

3.4           Investor Intent. Investor is acquiring the Shares and the Amended Options (and the Shares issuable upon exercise of the Amended Options) for Investor’s own account as principal, for investment purposes only, not for any other person or entity and not for the purpose of resale or distribution. Investor is not subscribing for the Shares or Amended Options in a fiduciary capacity.

3.5           Financial Status. (a)  Investor is an Accredited Investor (as defined in Rule 501(a)(3), (4), (5), (6), (7) or (8) of Regulation D promulgated under the Securities Act) because, (A) Investor’s individual net worth or joint net worth with Investor’s spouse at the time of the execution of this Agreement is in excess of $1,000,000, (B) Investor had an individual income in excess of $200,000 in each of the two (2) most recent years or joint income with Investor’s spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year or (C) Investor is an executive officer or director of Parent or its Subsidiaries; or

(b)           Investor is able to bear the economic risk of an investment in the Shares and the Amended Options (and the Shares issuable upon exercise of the Amended Options) for an indefinite period of time, has adequate means of providing for his or her current financial needs and personal contingencies, has no need for liquidity in the investment in the Shares or the Amended Options (or the Shares issuable upon exercise of the Amended Options), understands that Investor may not be able to liquidate his or her investment in Parent in an emergency, if at all, and can afford a complete loss of the investment.

(c)           Investor has delivered to Parent an executed Investment Qualification Questionnaire (including an executed Purchaser Representative Questionnaire, if applicable) in the form(s) attached hereto as Exhibits A-l and A-2. The information contained therein is complete and accurate in all material respects.

(d)           If applicable, Investor has delivered to Parent a copy of a duly executed Purchaser Representative Agreement, which agreement remains in full force and effect.

3.6           No General Solicitation. Investor has received no general solicitation or general advertisement in connection with the Transactions or an investment in Parent. Investor has received no other representations or warranties from Parent, the Company or any other person acting on behalf of Parent or the Company, other than those contained in this Agreement.

3.7           No Reliance. Investor did not look to, or rely in any manner upon, Parent, the Company or any of their respective stockholders, affiliates, directors, officers, employees or representatives for advice about tax, financial or legal consequences of the acquisition, exercise, ownership or disposition of (as applicable) the Rollover Shares, the Rollover Options, the Shares or the Amended Options (or the Shares issuable upon exercise of the Amended Options) (in each case, as applicable), or the consequences of the Merger, and none of Parent, the Company or any of their respective affiliates, directors, officers, employees or representatives has made or is making any representations to Investor about, or guaranties of, tax, financial or legal outcomes of the acquisition, exercise, ownership or disposition of (as applicable) the Rollover Shares, the Rollover Options, the Shares or the Amended Options (or the Shares issuable upon exercise of the Amended Options) (in each case, as applicable), or the consequences of the Merger. Investor has consulted any tax, financial, legal and other consultants Investor deems advisable in connection with the Transactions.

3.8           Accuracy of Information. As of the date hereof and as of the Closing, the representations and warranties of Investor contained herein and all information provided by Investor to Parent concerning Investor, its financial position and its knowledge of financial and business matters including, but not limited to, the information set forth in the Investment Qualification Questionnaire, is correct and complete, and if there should be any changes in that information prior to Investor receiving the Shares and/or Amended Options, Investor will immediately provide Parent with the correct information.

4.             Agreements and Acknowledgements of Investor. Investor hereby agrees and acknowledges to Parent as follows.

4.1           No Registration. Investor understands and agrees that the Shares and the Amended Options (and the Shares issuable upon exercise of the Amended Options), are being, or will be, acquired by Investor in a transaction not involving any public offering within the meaning of the Securities Act, in reliance on an exemption therefrom. Investor understands that the Shares and the Amended Options (and the Shares issuable upon exercise of the Amended Options), have not been, and will not be, approved or disapproved by the Securities and Exchange Commission or by any other federal or state agency, and that no such agency has passed on the accuracy or adequacy of disclosures made to Investor by Parent. No federal or state governmental agency has passed on or made any recommendation or endorsement of the Shares or the Amended Options (or the Shares issuable upon exercise of the Amended Options) or an investment in Parent.

4.2           Limitations on Disposition and Resale. Investor understands and acknowledges that the Shares and the Amended Options (and the Shares issuable upon exercise of the Amended Options), have not been and will not be registered under the Securities Act or the securities laws of any state and, unless the Shares are so registered, they may not be offered, sold, transferred or otherwise disposed of except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and any applicable securities laws of any state or foreign jurisdiction. Investor understands that it may not be possible for Investor to liquidate Investor’s investment in Parent; and Investor agrees not to sell, transfer or otherwise dispose of the Shares or the Amended Options (or the Shares issuable upon exercise of the Amended Options), unless the Shares or the Amended Options have been so registered or an exemption from the requirement of registration is available under the Securities Act and any applicable state securities laws. Investor further acknowledges and agrees that his or her ability to dispose of the Shares and the Amended Options (and the Shares issuable upon exercise of the Amended Options), will be subject to restrictions contained in the Stockholders Agreement. Investor recognizes that there will not be any public trading market for the Shares and, as a result, Investor may be unable to sell or dispose of its interest in Parent. Investor further acknowledges and agrees that, except as may be set forth in the Stockholders Agreement, Parent shall have no obligation to register the Shares or the Amended Options.

4.3           Legend. (a)    Investor acknowledges and agrees that the Amended Options will bear the legend set forth in Section 7.4 of the Stockholders Agreement (with such changes as may necessary to reflect the fact that security so legended is an option and not a Share).

(b)           Investor acknowledges and agrees that the Shares received in pursuant to this Agreement and any Shares received upon exercise of the Amended Options represented by physical certificates will bear the legend set forth in Section 7.4 of the Stockholders Agreement.

4.4           Information Regarding Parent. Investor acknowledges that (a) Parent has made available to Investor, a reasonable time prior to the date of this Agreement, information concerning Parent sufficient for Investor to make an informed decision regarding an investment in the Shares and an opportunity to ask questions and receive answers concerning the Shares; (b) Parent has made available to Investor, a reasonable time prior to the date of this Agreement, the opportunity to obtain any additional information that Parent possesses or can acquire without unreasonable effort or expense deemed necessary by Investor to verify the accuracy of the information provided, and has received all such additional information requested; and (c) except for information contained in documents filed by the Company with the Securities and Exchange Commission prior to the date hereof and information provided by Parent to Investor contained, or described, in the Stockholders Agreement and this Agreement, including, without limitation Exhibits B-l through B-3 hereto, Investor has not relied on Parent, the Company or any of their respective affiliates, officers, employees or representatives in connection with Investor’s investigation or the accuracy of the information provided or in making any investment decision.

4.5           Compliance with Agreement. Investor agrees to execute any and all further documents reasonably necessary to become an optionholder and a stockholder of Parent. Investor agrees to execute and deliver any and all further documents and writings, and to perform such other actions, as may be or become reasonably necessary or expedient to effect and carry out the terms of this Agreement.

4.6           Irrevocable Subscription and Cancellation. Each of Investor and Parent understands that this subscription is irrevocable, except as expressly provided herein or otherwise provided in any applicable federal or state law governing this Agreement and the transactions contemplated herein.

4.7           Tax Withholding and Cooperation. Investor understands and agrees that Parent or its affiliates and successors (including the Company) may withhold taxes required by law to be withheld, and may withhold such taxes from the proceeds of the Transactions, the Merger or other amounts due to the Investor pertaining to the Equity Contribution Shares, Cash Contribution Shares or Amended Options (or any successor securities), and may condition the issuance of Shares or amendment of the Rollover Options (or successor securities) or the sale thereof upon the payment by Investor to Parent or its affiliates and successors of all applicable withholding taxes. Investor will cooperate as reasonably requested by Parent with respect to Parent’s and its affiliates’ and successors’ compliance with applicable tax laws pertaining to such securities. Investor shall be liable for and timely pay all taxes imposed on Investor with respect to the Transactions and with respect to such securities (whether upon receipt, exercise, sale or otherwise), and promptly following request from Parent (or its successors) shall provide proof of such payment in form and substance reasonably satisfactory to Parent (or its successors).

4.9           Purchaser Representative. If Investor used the services of a Purchaser Representative (as defined in Rule 501 of the Securities Act) in connection with the Transactions, such Purchaser Representative has disclosed or will disclose, by submitting to Parent a Purchaser Representative Questionnaire in the form given Investor by Parent, any material relationship which now exists between each Purchaser Representative or its affiliates and Parent, the Company and their respective affiliates, or which is mutually understood to be contemplated, or which has existed at any time during the previous two (2) years, and further setting forth any compensation received or to be received as a result of such relationship. To the extent Investor has appointed a Purchaser Representative and such Purchaser Representative may be an officer, director or employee of the Company, Investor acknowledges and agrees that such Purchaser Representative has acted as such solely in an individual capacity and not as an officer, director, employee or representative of the Company.

5.             Governing Law. This Agreement is governed by and shall be construed in accordance with the law of the State of Delaware applicable to contracts made and to be performed entirely in such state. If any provision of this Agreement or the application thereof to any person or circumstance is held invalid or unenforceable to any extent, the remainder of this Agreement and the application of that provision to other persons or circumstances shall not be affected thereby, and that provision shall be enforced to the greater extent permitted by law.

6.             Assignment. Investor shall have neither the right nor the power to assign or delegate any provision of this Agreement except with the prior written consent of Parent (which may be withheld in Parent’s sole discretion). Except as provided in the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties’ respective successors, assigns, executors and administrators.

7.             Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original and both of which shall constitute one and the same document.

8.             Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and may be amended only in a writing executed by the party to be bound thereby.

9.             Termination of Agreement. This Agreement may be terminated: (i) by the mutual written consent of the parties hereto or (ii) by either party if the Merger Agreement is terminated for any reason whatsoever.

10.           Other Management Parties. Each Management Party (as defined in the Stockholders Agreement) other than Investor has entered (or will enter) into an Option Assumption, Contribution and Subscription Agreement with Parent containing terms and conditions identical to the terms and conditions contained in this Agreement (other than variances in the amounts set forth on Schedule 1 to each such agreement).

11.           Further Assurances. Subject to the terms and conditions provided herein, each party hereto agrees to use all commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable, whether under applicable laws and regulations or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement.

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IN WITNESS WHEREOF, the parties have hereby executed this Option Assumption, Contribution and Subscription Agreement as of the date set forth above.

INDIVIDUAL INVESTOR

Gregory A. Waters
Name (Print or Type)

/s/ Gregory A. Waters
Signature

Signature Page to Option Assumption, Contribution and Subscription Agreement

SLAP SHOT HOLDINGS CORP.,
a Delaware corporation

By:	/s/ Jonathan A. Seiffer
Name: Jonathan A. Seiffer
Title: President

Signature Page to Option Assumption, Contribution and Subscription Agreement

INDEX OF SCHEDULES AND EXHIBITS

Schedule 1	Rollover Shares, Rollover Options and Cash Contribution

Exhibit A-l	Confidential Investment Qualification Questionnaire

Exhibit A-2	Confidential Purchaser Representative Questionnaire

Exhibit B-l	Form of Stockholders Agreement

Exhibit B-2	Description of Series A Preferred Stock

Exhibit B-3	Description of Series B Preferred Stock

Exhibit C	Form of Amendment to Employment Agreement

Exhibit D	Example of Option Assumption and Amendment